Exhibit 10.25

JOINT DEVELOPMENT AGREEMENT

This Joint Development Agreement (“Agreement”) is entered into as of the 18th day of July, 2007 (the "Effective Date") by and between PACTIV CORPORATION, a Delaware corporation with offices at 1900 West Field Court, Lake Forest, Illinois 60045 (“Pactiv”) and NATURALNANO, INC., a Nevada corporation with offices at 15 Schoen Place, 2nd floor, Pittsford, NY 14534 (“NaturalNano”). Pactiv and NaturalNano may each sometimes be referred to in this Agreement as a "Party" and collectively as "Parties".

RECITALS:

A.          Pactiv is engaged in the business of, among other things, producing and selling a broad range of packaging products.

B.          Pactiv desires to collaborate with NaturalNano to jointly develop certain materials for sale by Pactiv.

C.         The Parties wish to enter into this Agreement in order to set forth their intentions regarding their rights and obligations with respect to such collaborative efforts.

NOW, THEREFORE, in consideration of the above recitals and the mutual promises and undertakings set forth below, the Parties hereby agree as follows:

1.          Material.         The Parties hereby agree to collaborate to develop and produce a natural clay material compatibilized with polymer (the "Material") that can be used by Pactiv in polymer-based products manufactured by Pactiv and listed on Exhibit A (collectively, the “Products”). Such collaborative efforts shall be referred to in this Agreement as the “Project".

2.          Milestones. The Parties will develop the Material in accordance with the milestones set forth in Exhibit B hereto (collectively, the “Milestones”).

3.          Term. This Agreement shall commence on the Effective Date and continue until the earlier to occur of: (i) May 31, 2008, or (ii) the execution by the Parties of a Supply Agreement (as defined below) with respect to the supply of the Material by NaturalNano to Pactiv. The Parties may extend the Term hereof for additional six (6) month periods by mutual written consent.

4.          Responsibilities of Parties. The responsibilities of each of the Parties with respect to the Project shall be as set forth on Exhibit B hereto.

5.          Expenses. Each Party shall bear all of its own fees, expenses, and/or costs of any kind hereunder unless expressly noted herein to the contrary or otherwise agreed to in writing by both Parties from time to time.

Exhibit 10.25

6.          Contact Persons. Each Party shall have a point of contact person to serve as such Party’s group leader and main contact person with respect to the Project. Each Party’s contact person is identified in Exhibit B hereto. Each such individual shall serve in such capacity unless the Party on whose behalf such person is serving shall notify the other Party in writing of the selection of a substitute contact person.

7.          Ownership and Rights Relating to Intellectual Property. The following ownership and rights shall apply with respect to intellectual property developed and used in connection with the Project:

7. 1      Pactiv Background Intellectual Property. Subject to paragraph 7.3, Pactiv shall own all "Pactiv Background Intellectual Property", which shall mean all inventions, discoveries, processes, products, plans, specifications, materials, trade secrets, computer data, drawings, tracings, prints, information, designs and other intellectual property, previously, now or hereafter in any Pactiv products or developed by or otherwise belonging to Pactiv.

7.2        NaturalNano Background Intellectual Property. Subject to paragraph 7.3, NaturalNano shall own all "NaturalNano Background Intellectual Property", which shall mean all inventions, discoveries, processes, products, plans, specifications, materials, trade secrets, computer data, drawings, tracings, prints, information, designs and other intellectual property previously, now or hereafter in any NaturalNano products or developed by otherwise belonging to NaturalNano.

7.3        Intellectual Property Generated From Project. NaturalNano shall own all intellectual property related to the formulation and processing of the Material generated from the development efforts pursuant to this Agreement ("Material IP") and Pactiv will own all intellectual property related to Product formulations and applications using the Material generated from the development efforts pursuant to this Agreement ("Product IP") (collectively, the Material IP and the Product IP may be referred to as the "Project Generated Intellectual Property"). Each Party shall execute and deliver all documents requested by the other to evidence the ownership of any Project Generated Intellectual Property assigned to the other by virtue of the preceding sentence. Each Party's ownership rights include the rights to file, prosecute, issue, maintain, assert and collect revenues from patent applications and patents, throughout the world, containing any Project Generated Intellectual Property Rights that such Party owns. Each Party shall cooperate with the other in connection with the filing and prosecution by the owner of all patent applications and any actions and proceedings taken by such owner to protect and enforce patent rights in respect of Project Generated Intellectual Property. NaturalNano hereby grants to Pactiv a perpetual, non-exclusive, worldwide, royalty-free license to the NaturalNano Background Intellectual Property and the Material IP in connection with Pactiv's use of Material purchased from NaturalNano in Products (the "Pactiv License"). Pactiv hereby grants to NaturalNano a royalty-free, perpetual, non-exclusive, worldwide license (including the right to assign the license to its successor by

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Exhibit 10.25

merger, acquisition or purchase of all or substantially all of NaturalNano’s assets) to use Project Generated Intellectual Property owned by Pactiv for products which are not competitive with any of the Products or any other products produced or sold by Pactiv, provided that such use will be in accordance with Section 9 below and the other terms and conditions of this Agreement (the “NaturalNano License”).

7.4        CREATE Act; Joint Inventions. This Agreement constitutes, in part, a "joint research agreement" between the Parties, as defined in the CREATE Act, 35 U.S.C. § 103(c). Project Generated Intellectual Property developed in connection with performance of a Party’s obligations or other activities under this Agreement will be deemed made as a result of activities undertaken within the scope of the joint research agreement and subject to the CREATE Act.

8.          Supply Agreement. Provided that the Material developed in accordance with this Agreement meets the satisfaction and approval of Pactiv and provided further that Pactiv determines such Material is commercially viable and cost-effective for use in the Products, all in Pactiv’s sole discretion, then the Parties shall negotiate in good faith toward entering into a Supply Agreement (the "Supply Agreement") for NaturalNano to exclusively supply commercial quantities of the Material to Pactiv, in accordance with the Material option selected by Pactiv pursuant to Section 9.2 below. The Parties contemplate that the Supply Agreement shall include certain minimum purchasing volumes and other terms and conditions that are usual and customary for agreements of that type, including but not limited to product specifications, representations, warranties and indemnification provisions. Notwithstanding anything herein to the contrary, neither Party shall be obligated to the terms of a Supply Agreement unless and until a definitive and mutually acceptable agreement is executed by authorized representatives of both Parties.

9.	Exclusivity and Rights of Parties.

9.1        Development Rights. In consideration of Pactiv entering into this Agreement, during the term of this Agreement and for a period of three (3) years following the termination or expiration of this Agreement, unless Pactiv gives its prior written consent in its sole discretion, NaturalNano shall not, directly or indirectly, enter into discussions, arrangements or agreements with any other person or entity for the development or production of the Material or any similar materials for application in products that are competitive to any of the Products. . Any violation of this Section 9.1 by NaturalNano shall cause the immediate termination of the NaturalNano License, and NaturalNano shall have no further right to use any Project Generated Intellectual Property for any purpose whatsoever.

9.2        Purchasing and Royalty Rights. NaturalNano hereby agrees that Pactiv shall have the exclusive right to purchase the Material from NaturalNano for application in the Products during the Term and for a one-year period

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Exhibit 10.25

thereafter. The Parties contemplate the following options with respect to the Material:

(i) Pactiv, may, at its option and sole discretion, determine to have NaturalNano supply to Pactiv Material consisting of natural clay (instead of surface treated clay) pursuant to a Supply Agreement, and Pactiv would be responsible for the surface treatment of the Material. In such case, Pactiv would pay NaturalNano a reasonable royalty agreed to by the Parties based upon the invention for the surface treatment formulation and process and such agreement is a condition precedent to Pactiv’s ability to purchase non-treated Material from NaturalNano under a Supply Agreement; or

(ii) Pactiv may, at its option and sole discretion, determine to have NaturalNano supply to Pactiv Material consisting of surface treated clay. In such case, there would be no royalty paid to NaturalNano, and the Parties would enter into a Supply Agreement which would incorporate such clay treatment into the pricing for the Material; or

(iii) NaturalNano may sell the jointly developed Material formulation to a customer that does not, directly or indirectly sell or produce any products which are competitive with any of the Products. In such case, as a condition precedent to such third-party sales, NaturalNano would pay Pactiv a reasonable royalty agreed to by the Parties in consideration of Pactiv’s work with, and contributions to, the Project.

10.1     Confidential Information means (i) the non-public information in this Agreement and as may be shared between the parties from time to time; (ii) the details of the discussions and drafts leading up to the execution of this Agreement; and (iii) any information or compilation of information of one of the Parties hereto (the ”Disclosing Party”) which becomes known to another Party (the “Receiving Party”) that is not generally known to the public, including trade secrets, whether disclosed before or after the date of this Agreement, excluding information which:

(i)

was already in the possession of the Receiving Party prior to the Receiving Party’s receipt from the Disclosing Party (provided that the Receiving Party is able to provide the Disclosing Party with reasonable documentary proof thereof and, if received from a third party, that such information was acquired without breach of a confidentiality or non-disclosure obligation related to such information);

(ii)	is or becomes a matter of public knowledge through no act of the Receiving Party or its affiliates or representatives in violation of this Agreement;

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(iii)

is disclosed to the Receiving Party or its Affiliated on a nonconfidential basis by a third party who lawfully obtained such information and is under no obligation to maintain the confidentiality of such information; or

(iv)

has been independently developed by the Receiving Party without breach of this Agreement or other Agreements between the Parties or use of any Confidential Information of the Disclosing Party (provided that the Receiving Party is able to provide the Disclosing Party with reasonable documentary proof thereof).

Information meeting the above definition shall be treated as Confidential Information regardless of its source, and all information identified as being “confidential” or “trade secret” or labeled with words or similar import shall be presumed to be Confidential Information. Confidential Information includes information being held in confidence by a Disclosing Party for the benefit of a third party.

10.2     Confidentiality. The Receiving party agrees to maintain the confidentiality of the Confidential Information of the Disclosing Party and agrees not to disclose or use (except as permitted or required for performance by the Receiving Party of its rights or duties hereunder or under this Agreement) any Confidential Information of the Disclosing Party. The Receiving Party further agrees to cause its and its Affiliates’ present and future employees, officers, agents and consultants to comply with the foregoing. If the Receiving Party is requested or required to disclose any Confidential Information of the Disclosing Party pursuant to any order or decree of a court competent jurisdiction or any applicable law, the Receiving Party shall endeavor to provide the Disclosing Party with advance written notice of any such request or requirement (to the extent practicable) and shall provide reasonable assistance to the Disclosing Party if the Disclosing Party desires to seek a protective order or other appropriate remedy. If, in the absence of a protective order or other remedy, the Receiving Party is nonetheless legally compelled to disclose Confidential Information, the Receiving Party may, without liability hereunder, disclose that portion of the Disclosing Party’s Confidential Information that the Receiving Party’s legal counsel advises is legally required to be disclosed.

10.3     Public Statements. The Parties acknowledge and agree that NaturalNano may issue a press release about this Agreement provided that the release is approved by Pactiv, which approval shall not be unreasonably withheld (the “Press Release”). Except for the Press Release, no Party or its Affiliate shall publicly disclose information regarding the terms of this Agreement or the Ancillary Agreements or the transactions contemplated hereunder or thereunder. Notwithstanding the foregoing provision, the Parties and their respective Affiliates shall not be prohibited from making any disclosure or release that is required by law, court order, or applicable regulation or that is required to protect any intellectual property right in any territory; provided, however, that prior to any such disclosure or release, the party proposing to so disclose or release

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Exhibit 10.25

information regarding the terms of this Agreement shall notify the other parties and the parties shall cooperate to seek applicable limitations on the public availability of any information that either Pactiv or NaturalNano considers sensitive or confidential. Notwithstanding the foregoing, in no event shall either Party be prohibited from making any disclosure or release that is considered necessary by its legal counsel to fulfill an obligation under applicable securities laws or stock exchange rules or regulations, subject to the prior review of such release by the other Party.

10.	Mutual Confidentiality.

11. 1      Confidential Information Defined. Each party (the "Disclosing Party") has made, or expects to make, available to the other party (the "Receiving Party") certain information and materials which are technical and/or business in nature which may include, among other things, information concerning its or its affiliates' know-how and technical and business activities and customers; present or proposed plant operations; equipment specifications; process schemes; trade secrets; proprietary tools; product properties; specifications; formulae; designs; drawings and/or prototypes; product manufacturing techniques; facilities, pricing, forecasts, marketing and commercial information of any type; information regarding sales, distribution and logistical functions and economies; and present or future business plans and operations (collectively, the "Confidential Information"). Confidential Information does not include any information (i) which is, at the time of disclosure, part of the public domain, (ii) which has become part of the public domain through no breach by the Receiving Party of this Agreement, (iii) which was lawfully disclosed to the Receiving Party by a third party without restriction on such disclosure, (iv) which is independently developed by the Receiving Party without breach of this Agreement, or (v) is or was rightfully in the Receiving Party's possession prior to disclosure by the Disclosing Party.

11.2        Obligation to Keep Confidential. The Receiving Party agrees that it will keep confidential and not disclose to any third party any Confidential Information, except that it may in good faith disclose Confidential Information: (a) to those of Receiving Party's employees, officers, directors, managers, agents, attorneys, accountants and potential acquisition partners who have a need to know such information for the performance of Receiving Party's obligations under this Agreement and who have a legal obligation to keep it confidential to at least the same extent as the confidentiality requirements by which the Receiving Party is bound; and (b) to the extent required by Court Order, law or the rules and regulations of a governmental authority or securities exchange upon at least five (5) days notice to the Disclosing Party.

11.3      No Vesting. Neither this Agreement nor the disclosure of Confidential Information by the Disclosing Party shall vest in Receiving Party any right, title, or interest in, or any license under, any of the Disclosing Party's

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Exhibit 10.25

patents, copyrights, trade secrets, trademarks, licenses or other intellectual property, except as specifically provided in this Agreement.

11.4      Remedies. The parties hereby agree that, if the Receiving Party fails to comply with any of the restrictions in this confidentiality section, then the Disclosing Party would suffer irreparable harm for which money damages and other remedies at law would not be sufficient. Therefore, the Disclosing Party would be entitled to seek injunctive relief and other equitable relief, in addition to other remedies available at law.

11.5      Duration. The confidentiality restrictions in this Agreement will survive for three (3) years following the termination or expiration of this Agreement.

11.	Representations, Warranties and Covenants.
12.1	By NaturalNano. NaturalNano hereby represents and warrants to, and covenants with, Pactiv as follows:
(i)	NaturalNano is duly organized and in good standing under the laws of the state of its incorporation or organization (as applicable).
(ii)

NaturalNano's execution and performance of this Agreement are within its duly authorized powers and will not conflict with or violate any rights of any third parties, including but not limited to intellectual property rights.

(iii)	NaturalNano has all licenses and permits to conduct its business as is currently conducted.
(vi)	NaturalNano agrees that its representations, warranties and covenants in this section will survive the execution and delivery of the Agreement.
12.2	By Pactiv. Pactiv hereby represents and warrants to, and covenants with, NaturalNano as follows:
(i)	Pactiv is duly organized and in good standing under the laws of Delaware.
(ii)

Pactiv's execution and performance of this Agreement are within its duly authorized powers and will not conflict with or violate any rights of any third parties, including but not limited to intellectual property rights.

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(iii)	Pactiv is experienced and qualified to perform its services hereunder and has all licenses and permits to conduct its business as is currently conducted.
(iv)	Pactiv agrees that its representations, warranties and covenants in this section will survive the execution and delivery of this Agreement.

12.        Plant Visits. Pactiv and its representatives shall have the right, upon reasonable notice to NaturalNano, to visit and inspect plants where any Material is being developed or produced.

13.        Waiver of Consequential Damages. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, OR SPECIAL DAMAGES OF ANY NATURE IN CONNECTION WITH THE PROJECT.

14.	Mutual Indemnification.

15.1     Indemnification by NaturalNano. NaturalNano shall indemnify, defend and hold harmless Pactiv and its successors and assigns and each of their respective officers, directors, employees and agents, successors and assigns from and against any and all claims, obligations, liabilities, obligations, judgments, settlements, penalties, costs and expenses (including but not limited to reasonable attorneys' fees) incurred as a result of (i) NaturalNano's breach of any of its representations or warranties in Section 13, or (ii) any negligent or willful acts or omissions of NaturalNano or NaturalNano's employees or agents.

15.2     Indemnification by Pactiv. Pactiv shall indemnify, defend and hold harmless NaturalNano and its successors and assigns and each of their respective officers, directors, employees and agents, successors and assigns from and against any and all claims, obligations, liabilities, obligations, judgments, settlements, penalties, costs and expenses (including but not limited to reasonable attorneys' fees) incurred as a result of (i) Pactiv's breach of any of its representations or warranties in Section 13, or (ii) any negligent or willful acts or omissions of Pactiv or Pactiv's employees or agents.

The above indemnification obligations of each of the Parties shall survive the termination or expiration of this Agreement for two (2) years.

16.       Insurance. NaturalNano shall, at its sole cost and expense, maintain in force Commercial General, including Products Liability, insurance policy(ies) having minimum liability limits per occurrence and in the aggregate acceptable to Pactiv. Such insurance shall be maintained with responsible insurers acceptable to Pactiv and shall name Pactiv and its subsidiaries as additional insureds. Such insurance shall be primary and non-contributory and may not be cancelled or materially changed without sixty (60) days prior written notice to Pactiv.

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17.        Termination. Either Pactiv or NaturalNano may terminate this Agreement at any time upon the occurrence of any of the following events: (i) if the other party hereto breaches any of its obligations and fails to cure such breach within thirty (30) days after written notice of such breach is given to such breaching party; (ii) the other party makes any filing for relief under any bankruptcy, insolvency laws or has any such filing made against it, which is not discharged within ninety (90) days. All rights and licenses granted under or pursuant to this Agreement by Licensor to Licensee are, for all purposes of paragraph 365(n) of Title 11 of the United States Code (“Title 11”) or other relevant bankruptcy or insolvency law (collectively, “Law”), licenses of rights to “intellectual property,” as defined in Title 11 or such other Law. Upon any termination of this Agreement by Pactiv under this Section, the NaturalNano License shall immediately terminate and Pactiv shall, in addition to any other rights or remedies available, retain its ownership and rights with respect to Project Generated Intellectual Property. Upon any termination of this Agreement by NaturalNano under this Section, NaturalNano shall, in addition to any other rights or remedies available, retain the NaturalNano License and associated rights with respect to Project Generated Intellectual Property. The provisions of Sections 7, 9, 10, 11, 12, 14, 15, 16, 17, 18, 20, 21, 22 and 25 shall survive the termination or expiration of this Agreement.

18.        Notices. All notices required or permitted to be made under this Agreement (other than orders and other documents prepared in the ordinary course of business) will be in writing and will be deemed given when personally delivered or sent by facsimile with proof of signed receipt or sent by a nationally recognized overnight courier that provides for a signed receipt upon delivery, addressed to a Party at such party's address shown on the signature page of this Agreement, or such other address as may be designated by written notice to the other Party given in the above manner.

20.        Assignment. No Party may assign its rights or obligations under this Agreement without the prior written consent of the other Party (which may not unreasonably be withheld), except that either Party may assign this Agreement, in whole or in part, to a wholly-owned subsidiary or a successor by merger or acquisition or in connection with a transaction involving the sale or other transfer of substantially all of its operating assets related to its operations relating to the Project.

21.        Binding Effect. The provisions of the Agreement shall be binding upon and inure to the benefit of authorized transferees, successors and assigns of the Parties.

22.        Choice of Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Illinois without regard to its conflicts of laws, Subject to the Dispute Resolution provisions below, the Parties hereby irrevocably consent to the jurisdiction of any federal court sitting in Cook County, Illinois with respect to any action or proceeding relating to or arising out of this Agreement and waive any objection to venue in any such courts.

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23.        Entire Agreement. This Agreement, and the Confidentiality Agreement entered into between the parties, constitute the entire Agreement between the parties with respect to the subject matter thereof and all other prior written and verbal proposals, discussions, writings and other understandings, by and between the parties and relating to the subject matter, are superceded hereby. This Agreement may be modified only by a written document signed by an authorized representative of both Parties.

24.        No Guarantee of Success. The Parties will use reasonable efforts to satisfy their respective duties under this Agreement; provided, however, that neither Party represents or warrants that a commercially viable Material will be developed in connection with the Project.

25.        Dispute Resolution. The Parties shall first attempt to resolve any dispute arising out of or relating to this Agreement in accordance with the procedures specified below:

(i)

The Parties shall attempt in good faith to resolve any dispute arising out of or relating to this Agreement promptly by negotiation between executives who have authority to settle the controversy and who are at a higher level of management than persons with direct responsibilities for administration of this Agreement. Either Party may give the other Party written notice of any dispute not resolved in the normal course of business. Within fifteen (15) days after delivery of the notice, the receiving Party shall submit to the other Party a written response. The notice and the response shall include (i) a statement of such Party’s position and a summary of arguments supporting the position, and (ii) the name and title of the executive who will represent the Party and any other person who will accompany the executive. Within thirty (30) days after delivery of the disputing Party’s notice, the executives of both Parties shall meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to attempt to resolve the dispute. All reasonable requests for information made by one Party to the other will be honored.

(ii)

If the dispute has not been resolved by negotiation as provided above within sixty (60) days after the disputing Party’s initial notice, or if the Parties fail to meet within thirty (30) days of such notice, the Parties shall endeavor to settle the dispute by mediation under the then current Rules of the American Arbitration Association (“AAA”) in Chicago, Illinois. The neutral third party mediator will be selected by the Parties, unless the Parties agree otherwise. The Parties shall each pay one half of any fees and expenses payable to the third party mediator and to AAA.

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(iii)

All negotiations pursuant to this Dispute Resolution Section are confidential and shall be treated as compromise and settlement negotiations for purposes of the Federal Rules of Evidence and state rules of evidence.

(iv)

If the Parties fail to resolve the dispute through mediation within forty-five (45) days of the request for mediation, then either Party may pursue its remedies in Federal District Court for the Northern District of Illinois.

(v)

Notwithstanding the provisions of this Dispute Resolution Section, the Parties shall not be required to attempt to negotiate or mediate the dispute if it relates to a breach of the provisions of the Confidentiality section of this Agreement.

(vi)

The dispute resolution mechanism in subsection (i) above is intended to deal with breaches and disagreements with respect to the business dealings of the Parties, while any and all disputes between the Parties with respect to determining the ownership of intellectual property rights shall immediately be resolved by subsection (ii) of this section.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the Parties, through their respective duly authorized officers, have executed this Agreement effective as of the Effective Date.

PACTIV CORPORATION	NATURALNANO, INC.

By: /s/David V. Dabreski                                        By:_/s/Cathy Fleischer

Printed Name: David V. Dabreski	Cathy Fleischer, Ph.D.
Title: Director Materials Development	Title: CEO
Date: 10/1/07	Date: 10/1/07

Address:		Address:
1900 West Field Court		15 Schoen Place, 2d Floor
Lake Forest,	Illinois 60045	Pittsford, New York 14586
Facsimile: (847) 615-6337	Attn: Cathy Fleischer, Ph.D.
Telephone: (847) 482-__________	Facsimile:	585-267-4855
Telephone: 585-214-8195

With a copy to:

General Counsel

1900 West Field Court

Lake Forest, IL 60045

Facsimile:	(847) 482-4544

Telephone: (847) 482-2430

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